EXHIBIT 23.3

                   [Letterhead of Davis Polk & Wardwell]


                                            February 26, 1999

The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, NJ 07061-1615

Ladies and Gentlemen:

               We have acted as special counsel to The Chubb Corporation (the "Company") in connection with the Company's registration of an aggregate of 16,037,808 shares of common stock (the "Common Shares") to be issued in exchange for Executive Risk Inc. ("ERI") common stock pursuant to a merger agreement among the Company, ERI and Excalibur Acquisition, Inc., dated February 6, 1999.

               We hereby consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.


                                        Very truly yours,



                                        /s/ Davis Polk & Wardwell